Exhibit 99.1

Motorola Solutions Announces Strategic Partnership

and $1 Billion Investment by Silver Lake

Partnership Expected to Drive Growth of Global Market Leader

in Public Safety Communications Technology

SCHAUMBURG, Ill. – Aug. 5, 2015 – Motorola Solutions (NYSE: MSI), the leading global provider of innovative mission-critical communications solutions for public safety and commercial customers, today announced that Silver Lake, the global leader in technology investing, will make a $1 billion investment in Motorola Solutions. The company expects to use the Silver Lake investment to accelerate growth in its smart public safety solutions and services businesses through new partnerships, investments and acquisitions.

“Silver Lake has a proven track record of creating value by partnering with leading technology companies around the world,” said Greg Brown, chairman and CEO of Motorola Solutions. “This strategic partnership and investment combine Silver Lake’s expertise in technology products, services and information solutions with our vision to create safer communities and more successful businesses. It represents a strong vote of confidence in our company’s strategy and future growth opportunities.”

Motorola Solutions serves more than 100,000 customers in 100 countries, including local, state and national public safety agencies as well as businesses in industries such as utilities, mining and transportation. The company’s communications technology portfolio includes devices used by professionals in the field, problem-solving software that drives effectiveness, mission-critical systems for command centers, network infrastructure and a range of services.

In connection with Silver Lake’s investment, Egon Durban and Greg Mondre, managing partners of Silver Lake, will be appointed to Motorola Solutions’ board of directors when the transaction closes, which is expected to occur in the third quarter of 2015.

“Motorola Solutions is an iconic company and the global market leader in public safety technology,” said Durban and Mondre. “We believe it is creating a new era in data-rich public safety communications and has significant potential for growth. Its core business is unrivaled in the United States and around the world with a broad and loyal customer base, an outstanding record of reliability, and growing reach and scale driven by technology innovation. Greg Brown and his talented management team have a strong record of performance and corporate transformation that has created exciting new opportunities to innovate and expand the company’s next-generation software, smart public safety and service offerings.”

Brown added, “The addition of Egon and Greg will provide our board with valuable insight and expertise as we grow through new partnerships, investments and acquisitions. Both have a history of working closely with management teams to create value by identifying and delivering unique business opportunities in the technology industry.”

Durban is a managing partner and managing director of Silver Lake, which he joined in 1999 as a founding principal. He is based in the firm’s Menlo Park, Calif., office and has previously worked in the New York office as well as the London office, which he launched and managed from 2005 to 2010. Durban serves on the board of directors of Dell and Intelsat S.A., and is chairman of the board of directors of WME Entertainment. Durban graduated from Georgetown University with a bachelor’s degree in finance.

Mondre joined Silver Lake in 1999 and is a managing partner and managing director based in New York. He currently serves as a director of Avaya, Inc., Go Daddy, Inc., Red Ventures, Sabre Holdings and Vantage Data Centers, and is on the operating committee of SunGard Capital Corp. Mondre graduated from The Wharton School of the University of Pennsylvania with a bachelor’s degree in economics.

Motorola Solutions also today announced its intent to repurchase up to $2 billion of stock through a tender offer, reflecting confidence in the future value of the business while maintaining considerable financial flexibility to pursue further growth. The company will fund the tender offer with a combination of existing cash on the company’s balance sheet and a portion of the proceeds from the $1 billion strategic investment by Silver Lake.

Under the terms of the agreement, Silver Lake is purchasing $1 billion aggregate principal amount of 2.0 percent convertible senior notes due 2020 with an initial conversion price of $68.50 per share. The initial conversion price represents a conversion premium of 17.0 percent over the volume-weighted average price of the company’s common stock sale price of $58.55 per share on the New York Stock Exchange during the 30 trading days ended Aug. 4, 2015. Additional information may be found in the Form 8-K that will be filed today with the U.S. Securities and Exchange Commission.

Goldman, Sachs & Co and J.P. Morgan acted as financial advisors to Motorola Solutions, and Wachtell, Lipton, Rosen & Katz served as Motorola Solutions’ legal advisor in the transaction.

DBO Partners served as financial advisors to Silver Lake, and Simpson Thacher & Bartlett acted as Silver Lake’s legal advisor.

About Motorola Solutions

Motorola Solutions (NYSE: MSI) creates innovative, mission-critical communication solutions and services that help public safety and commercial customers build safer cities and thriving communities. For ongoing news, visit www.motorolasolutions.com/newsroom or subscribe to a news feed.

About Silver Lake

Silver Lake is the global leader in technology investing, with over $26 billion in combined assets under management and committed capital. The firm’s portfolio of investments collectively generates more than $85 billion of revenue annually and employs more than 170,000 people globally. Silver Lake has a team of approximately 100 investment and value creation professionals located in New York, Menlo Park, San Mateo, London, Hong Kong and Tokyo. The firm’s current portfolio includes leading technology and technology-enabled businesses such as Alibaba Group, Avago, Avaya, Dell, Global Blue, Go Daddy, Hillstone Networks, Intelsat, Interactive Data Corporation, Qunar, Quorum Business Solutions, Red Ventures, Sabre, SMART Modular, SunGard, Vantage Data Centers, Virtu Financial and WME/IMG. For more information about Silver Lake and its entire portfolio, please visit www.silverlake.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of applicable federal securities law, and generally include words such as “believes,” “expects,” “intends,” “anticipates,” “estimates” and similar expressions. The company can give no assurance that any actual or future results or events discussed in these statements will be achieved. Any forward-looking statements represent the company’s views only as of today and should not be relied upon as representing the company’s views as of any subsequent date. Readers are cautioned that such forward-looking statements are subject to a variety of risks and uncertainties that could cause the company’s actual results to differ materially from the statements contained in this release. Such forward-looking statements include, but are not limited to statements relating to the investment by Silver Lake and the use of proceeds and benefits thereof and the intent to commence a tender offer. Motorola Solutions cautions the reader that the risk factors below, as well as those on pages 9 through 20 in Item 1A of Motorola Solutions, Inc.’s 2014 Annual Report on Form 10-K and in its other SEC filings available for free on the SEC’s website at www.sec.gov and on Motorola Solutions’ website at www.motorolasolutions.com, could cause Motorola Solutions’ actual results to differ materially from those estimated or predicted in the forward-looking statements. Many of these risks and uncertainties cannot be controlled by Motorola Solutions and factors that may impact forward-looking statements include, but are not limited to: (1) the economic outlook for the government communications industry; (2) the impact of foreign currency fluctuations on the company; (3) the level of demand for the company’s products; (4) the company’s ability to introduce new products and technologies in a timely manner; (5) negative impact on the company’s business from global economic and political conditions, which may include: (i) continued deferment or cancellation of purchase orders by customers; (ii) the inability of customers to obtain financing for purchases of the company’s products; (iii) increased demand to provide vendor financing to customers; (iv) increased financial pressures on third-party dealers, distributors and retailers; (v) the viability of the company’s suppliers that may no longer have access to necessary financing; (vi) counterparty failures negatively impacting the company’s financial position; (vii) changes in the value of investments held by the company’s pension plan and other defined benefit plans, which could impact future required or voluntary pension contributions; and (viii) the company’s ability to access the capital markets on acceptable terms and conditions; (6) the impact of a security breach or other significant disruption in the company’s IT systems, those of its partners or suppliers or those the company sells to or operates or maintains for its customers; (7) the outcome of ongoing and future tax matters; (8) the company’s ability to purchase sufficient materials, parts and components to meet customer demand, particularly in light of global economic conditions and reductions in the company’s purchasing power; (9) risks related to dependence on certain key suppliers, subcontractors, third-party distributors and other representatives; (10) the impact on the company’s performance and financial results from strategic acquisitions or divestitures; (11) risks related to the company’s manufacturing and business operations in foreign countries; (12) the creditworthiness of the company’s customers and distributors, particularly purchasers of large infrastructure systems; (13) exposure under large systems and managed services contracts, including risks related to the fact that certain customers require that the company build, own and operate their systems, often over a multi-year period; (14) the ownership of certain logos, trademarks, trade names and service marks including “MOTOROLA” by Motorola Mobility Holdings, Inc.; (15) variability in income received from licensing the company’s intellectual property to others, as well as expenses incurred when the company licenses intellectual property from others; (16) unexpected liabilities or expenses, including unfavorable outcomes to any pending or future litigation or regulatory or similar proceedings; (17) the impact of the percentage of cash and cash equivalents held outside of the United States; (18) the ability of the company to pay future dividends due to possible adverse market conditions or adverse impacts on the company’s cash flow; (19) the ability of the company to repurchase shares under its repurchase program due to possible adverse market conditions or adverse impacts on the company’s cash flow; (20) the impact of changes in governmental policies, laws or regulations; (21) negative consequences from the company’s outsourcing of various activities, including certain business operations, information technology and administrative functions; (22) the impact of the sale of the company’s enterprise legacy information systems, including components of the enterprise resource planning (ERP) system and the implementation of a new ERP system; (23) the satisfaction of the conditions to closing the investment by Silver Lake; and (24) the ability of Motorola Solutions to commence and complete the intended tender offer for its shares, including the amount of such tender offer. Motorola Solutions undertakes no obligation to publicly update any forward-looking statement or risk factor, whether as a result of new information, future events or otherwise.

Additional Information for Investors

This communication is for informational purposes only, is not a recommendation to buy or sell Motorola Solutions common stock, and does not constitute an offer to buy or the solicitation to sell shares of Motorola Solutions common stock. The tender offer described in this communication has not yet commenced, and there can be no assurances that Motorola Solutions will commence the tender offer on the terms described in this communication or at all. The tender offer will be made only pursuant to the Offer to Purchase, Letter of Transmittal and related materials that Motorola Solutions expects to file with the Securities and Exchange Commission upon commencement of the tender offer. STOCKHOLDERS ARE URGED TO CAREFULLY READ THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND RELATED MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING THE VARIOUS TERMS OF, AND CONDITIONS TO, THE TENDER OFFER, THAT STOCKHOLDERS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SHARES. Once the tender offer is commenced, stockholders will be able to obtain a free copy of the tender offer statement on Schedule TO, the Offer to Purchase, Letter of Transmittal and other documents that Motorola Solutions will be filing with the Securities and Exchange Commission at the Commission’s website at www.sec.gov. Additional copies of these materials may be obtained for free by contacting Motorola Solutions at 1303 E. Algonquin Road, Schaumburg, Illinois, 60196, Attn: Investor Relations, or Alliance Advisors, LLC, the information agent for the tender offer, at (855) 737-3180.

Media Contacts

MOTOROLA SOLUTIONS

Tama McWhinney

+1 847-538-1865

tama.mcwhinney@motorolasolutions.com

SILVER LAKE

Patricia Graue

+1 212-333-3018

silverlake@brunswickgroup.com

Investor Contacts

MOTOROLA SOLUTIONS

Shep Dunlap

+1 847-538-7367

shep.dunlap@motorolasolutions.com

Chris Kutsor

+1 847-538-7367

chris.kutsor@motorolasolutions.com